Exhibit 10(g)

TO:	[Executive Name]

NOTICE OF 2010-11-12

LONG TERM INCENTIVE PERFORMANCE (LTIP) AWARD

UNDER PERFORMANCE BONUS PLAN

The Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) has granted you a Long Term Incentive Performance (“LTIP”) Award (“Award”) under the Company’s Performance Bonus Plan (the “Plan”) as follows:

Grant Date:	[Grant Date]
Performance Period: (stated in fiscal years)	2010-2011-2012
Target Shares Granted:	[Target Award]
Performance Multiplier:	As determined at the end of the Performance Period as provided below.

Your Award provides an incentive compensation opportunity based on the Company’s long-term performance against its peers, as provided below.

Target Shares Granted

Your Target Shares Granted is based on your grade level at the initial Grant Date and your expected service in your position through the end of the Performance Period. In the event of a change in your grade level, or termination of your employment with the Company, during the Performance Period, your Target Shares Granted will be adjusted in accordance with pre-established Committee policy to reflect a new Target Shares amount based on your new grade level or termination as the case may be.

Company Performance & Shares Attained

The number of Shares actually earned upon completion of the Performance Period (“Shares Attained”) will be based on your Target Shares Granted (adjusted as provided herein) and the applicable payout percentage (“Performance Multiplier”), in accordance with the Company’s performance in comparison to the Company’s peer group as listed on the attached Exhibit A (“Peers” or “Peer Group”) for the following weighted performance measures (“Performance Measures”) during the Performance Period:

Performance Measure	Weight
Revenue Growth	20%
Earnings Per Share (EPS) Growth	40%
Average Return on Invested Capital (ROIC)	40%

Each Performance Measure is calculated for each of the Company and the Peers by reference to sales and income from continuing operations and is computed under, or reconciled to, U.S. Generally Accepted Accounting Principals (“U.S. GAAP”). The number of Shares earned at the end of the Performance Period is determined based on a sliding scale with the maximum payout at 200% of Target and the minimum payout at 0% of Target.

To earn 100% of your Target Shares allocable to each Weighted Performance Measure, the Company must rank in the 50th percentile among the Peers. Percentile rankings above or below the 50th percentile for the Performance Period among the Peers will result in a lesser or greater number of Shares Attained for that Performance Measure in accordance with the following table, or the interpolated percentage between the percentages in the table below:

Percentile Ranking:	≤	35	42.5	50	62.5	≥75
Performance Multiplier:		0%	50%	100%	150%	200%

Peer Group Adjustments

Certain events affecting Peer group performance data will result in changes to the Peer Group, as follows:

(1)	Peers that do not publish stand-alone financial results for the entire Performance Period as a result of going private, acquisition, or any similar transaction will be removed from the Peer Group for all comparisons.

(2)	Peers that merge during the Performance Period will remain in the Peer Group only if they are the surviving entity of the merger.

(3)	Peers that have publicly announced the need to restate financial statements for any portion of the Performance Period, but have not yet published such restatement, will be removed from the Peer Group for any Performance Measure in which its published result is better than the Company’s result.

(4)	Peers that have not published financial statements for the entire Performance Period due to the publicly announced need to restate financial statements will be removed from the Peer Group for all comparisons.

(5)	Peers that have a negative EPS for the base year of a Performance Period will continue to be included in the Peer Group rankings but will be placed at the bottom position(s) for the Annual EPS Growth Performance Measure.

(6)	Peers that have a negative EPS for the final year of a Performance Period will continue to be included in the Peer Group rankings and will be ranked in accordance with their relative change in EPS from the base year.

(7)	Peers that publish financial statements for any portion of the Performance Period under International Financial Reporting Standards (“IFRS”) without reconciliation to U.S. GAAP will continue to be included in the Peer Group rankings, but will be placed at the bottom positions for all Performance Measures.

Payout of Your Award

Payments made pursuant to the Plan and this Award are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations.

All amounts earned under your Award will be paid in the form of common shares of stock in the Company (“Shares”) to be issued as of the date the Committee certifies performance results and authorizes payment of your Award. Subject to approval by shareholders of the Company of the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan (“2009 SIP”), any Shares issued pursuant to this Award shall be issued under, and subject to, the 2009 SIP and the terms and conditions of this Award as an “Unrestricted Stock Award” (as defined in the 2009 SIP). Absent the approval by shareholders of the Company of the 2009 Plan, any Shares issued pursuant to this Award shall be issued under, and subject to, the Parker-Hannifin Corporation 2003 Stock Incentive Plan (“2003 SIP”).

Except as otherwise provided below, you will receive notification of the number of Shares Attained from this Award within 30 days following certification by the Committee of the calculation of the Performance Measures, and you will receive the Shares Attained after the end of the Performance Period, but in no event later than two and one-half months from the end of the Performance Period. The Committee may not increase your Shares Attained above the number determined under the terms of this Award. However, the Committee may, in its discretion, reduce the number of Shares Attained.

Additional Terms & Conditions

1.	Restricted Stock. If the Shares Attained are paid to you in the form of Restricted Stock under the 2003 SIP, the Shares will be subject to the terms and conditions imposed by the Committee upon issuance.

2.	Change in Employment Status. If your employment is terminated for cause, you will forfeit your Award. If your employment is terminated for any other reason, such as death, disability or retirement, during the Performance Period or you otherwise have not served in an eligible position during the full Performance Period, you will be entitled to receive a portion of the payout based on the number of full months served during the Performance Period.

3.

Change in Control of the Company. In the event of a “Change in Control” (as defined in the 2009 SIP or 2003 SIP, as applicable) of the Company during the Performance Period, you will receive full payment of the Award within fifteen (15) days following the date of the Change in Control in Shares equal to the greater of (a) the Target Shares Granted; or (b) the number of Shares that would have been issued as Shares Attained had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period at the same level. Notwithstanding the foregoing, in the event a Change in Control is deemed to occur during the Performance Period under the 2009 SIP or 2003 SIP, as applicable, as a result of your termination of employment prior to a Change in Control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (“Anticipatory Termination”), you will receive full payment of the Award within 30 days following certification of the calculation of the

Performance Measures by the Committee in Shares equal to Shares Attained based on Company performance through the end of the Performance Period; provided, however, that if a Change in Control occurs after such Anticipatory Termination and prior to such payment, you will receive full payment of the Award within fifteen (15) days following such Change in Control in Shares equal to the greater of (a) the Target Shares Granted, (b) the number of Shares that would have been issued as Shares Attained had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Anticipatory Termination continued throughout the Performance Period at the same level, or (c) the number of Shares that would have been issued as Shares Attained had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the subsequent Change in Control continued throughout the Performance Period at the same level.

4.	Terms of Other Plans Govern. Your Award is subject to all terms, conditions and provisions of the Plan, the 2009 SIP or 2003 SIP, as applicable, and this Award. In the event of any conflict between their respective terms, conditions and provisions the Plan shall control.

Please acknowledge receipt of this Award, and indicate your agreement with its terms, by clicking on the “OK” button below.

Sincerely yours,

Thomas A. Piraino, Jr.

Vice President, General Counsel and Secretary

[For acceptance on the UBS One Source Website.]

LONG TERM INCENTIVE PERFORMANCE (LTIP) AWARD

UNDER PERFORMANCE BONUS PLAN

EXHIBIT A

PEER GROUP

Caterpillar Inc.

Cooper Industries, Ltd.

Cummins Inc.

Danaher Corporation

Deere & Company

Dover Corporation

Eaton Corporation

Emerson Electric Co.

Flowserve Corporation

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

ITT Industries, Inc.

Johnson Controls, Inc.

Pall Corporation

Rockwell Automation, Inc.

SPX Corporation

Textron Inc.